Exhibit 99.2

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

SUPPLEMENTAL DATA

RECONCILIATION OF NET (LOSS) EARNINGS TO EBITDA

In Thousands

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Reconciliation of net (loss) earnings to EBITDA:
Net (loss) earnings	$(291)	$768	$786	$1,873
Income tax (benefit) expense	(186)	228	632	842
(Loss) earnings before income taxes	(477)	996	1,418	2,715
Interest expense	202	223	863	1,160
Depreciation	1,944	2,022	7,743	8,375
EBITDA	$1,669	$3,241	$10,024	$12,250

We define EBITDA as earnings before interest, taxes, depreciation and amortization.  EBITDA is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate our operations and we believe that EBITDA provides useful information to investors.  EBITDA should not be construed as an alternative to net earnings (as an indicator of our operating performance) as determined in accordance with accounting principles generally accepted in the United States of America. Not all companies calculate EBITDA in the same manner, and EBITDA as presented by Dover Downs Gaming & Entertainment, Inc. may not be comparable to similarly titled measures presented by other companies.